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                                                                    EXHIBIT 23.1


                        INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Lamar Advertising Company:

We consent to incorporation by reference in the registration statement (No. 333-10337) on Form S-8 of Lamar Advertising Company of our report dated January 20, 1997, relating to the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of October 31, 1995 and 1996, and the related consolidated statements of earnings, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended October 31, 1996, which report appears in the October 31, 1996, annual report on Form 10-K of Lamar Advertising Company.


                                        /s/ KPMG PEAT MARWICK LLP

                                        KPMG PEAT MARWICK LLP

New Orleans, Louisiana
January 27, 1997